Exhibit 10.34

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the date fully executed by both Parties hereto as set forth on the signature page below, is made and entered into by and between Transmeridian Exploration Incorporated (the “Company”), a Delaware corporation with its principal place of business in Harris County, Texas, and                      (“Executive”), an individual resident of                     , Texas.

PREAMBLE

WHEREAS, the Company wishes to attract and retain well-qualified executive and key personnel and to assure itself of the continuity of its management;

WHEREAS, Executive is an officer of the Company with significant management responsibilities in the conduct of its business;

WHEREAS, the Company recognizes that Executive is a valuable resource of the Company and the Company desires to be assured of the continued services of Executive;

WHEREAS, the Company desires to obtain assurances that Executive will devote his best efforts to his employment with the Company and will not enter into competition with the Company in its business as now conducted and to be conducted, or solicit customers or other employees of the Company to terminate their relationships with the Company;

WHEREAS, Executive is a key employee of the Company and he acknowledges that his talents and services to the Company are of a special, unique, unusual and extraordinary character and are of particular and unique benefit and importance to the Company;

WHEREAS, the Company is concerned that in the event of a possible or threatened Change in Control of the Company, uncertainties necessarily arise; Executive may have concerns about the continuation of his employment status and responsibilities and may be approached by others offering competing employment opportunities; the Company, therefore, desires to provide Executive with assurances as to the continuation of his employment status and responsibilities in such event;

WHEREAS, the Company further desires to assure Executive that, if a possible or threatened Change in Control should arise and Executive should be involved in deliberations or negotiations in connection therewith, Executive would be in a secure position to consider and participate in such transaction as objectively as possible in the best interests of the Company and to this end desires to protect Executive from any direct or implied threat to his financial well-being;

WHEREAS, Executive is willing to continue to serve as such but desires assurances that in the event of such a Change in Control he will continue to have the employment status and responsibilities he could reasonably expect absent such event and, that in the event this turns out not to be the case, he will have fair and reasonable severance protection on the basis of his service to the Company to that time;

WHEREAS, different factors affect the Company and Executive under circumstances of regular employment between the Company and Executive when there is no threat of Change in Control and/or none has occurred, as opposed to circumstances under which a Change in Control is rumored, threatened, occurring or has occurred. For this reason, the Agreement deals with the regular employment of Executive under circumstances whereby no Change in Control is threatened, occurring or occurred and it deals with circumstances whereby a Change in Control is threatened, occurring or has occurred, including non-competition and confidentiality; and

WHEREAS, Executive is willing to enter into and carry out the non-competition and confidentiality agreement set forth herein in consideration of the Agreement.

AGREEMENT

NOW THEREFORE, Executive and the Company (together, the “Parties”) agree as follows:

I.	PRIOR AGREEMENTS/EMPLOYMENT CONTRACTS.

1.01	EFFECT OF PRIOR AGREEMENTS. As of the Effective Date all prior employment and non-competition contracts between Company and Executive are hereby amended, modified and superseded by this Agreement insofar as future employment, compensation, non-competition, confidentiality, accrual of payments or any form of compensation or benefits from the Company are concerned. This Agreement does not release or relieve Company from its liability or obligation with respect to any compensation, payments, or benefits already accrued to Executive, nor to any vesting of benefits or other rights which are attributable to length of employment, seniority or other such matters. This Agreement does not relieve Executive of any prior non-competition or confidentiality obligations and agreements and the same are hereby modified and amended as to future matters and future confidentiality even as to matters accruing prior to the Effective Date hereof.

II.	DEFINITION OF TERMS.

2.01	BOARD. The term “Board” means the Board of Directors of the Company.

2.02

CAUSE. The term “Cause” means: (i) gross negligence or willful misconduct in the performance or breach of duties required of Executive, (ii) conviction of a felony, (iii) the material breach of any corporate policy or code of conduct established by the Company, (iv) willful conduct that Executive knows or should know is materially injurious to the Company, or (v) violation of one or more of the covenants in Article V (except violation of the covenant not to compete after termination after Change in Control as discussed herein). No act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of Executive to accept, under circumstances that give rise to a Constructive Termination, any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, or other action by or at request of the Company in respect of his position, authority, or responsibility that is contrary to the Agreement, may not be considered by the Board to be a failure to perform or misconduct by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause for purposes of the Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-fourths of the entire Board (excluding for this purpose Executive) at a meeting of the Board called and held (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board) for the purpose of considering whether there has been such a willful failure to perform or such willful misconduct as justifies termination of Executive for Cause hereunder, finding that in the good faith opinion of the Board Executive has been guilty thereof and specifying the particulars thereof.

2.03	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of, a change in ownership or control of the Company affected through any of the following transactions:

a.	the direct or indirect acquisition by any person (as such term is used in Sections 12(d) and 14(d)(2) of the Securities Exchange Act of 1934) or related group of persons (other than by the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or other transaction or series of transactions, in each case which the Board does not recommend the shareholders to accept;

b.	a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

c.	a shareholder-approved transaction to which the Company is a party which results in (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company; or (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

2.04	COMPANY. Company means Transmeridian Exploration Incorporated, a Delaware corporation, as the same presently exists, as well as any and all successors, regardless of the nature of the entity or the state or nation of organization, whether by reorganization, merger, consolidation, absorption or dissolution. For the purpose of the Agreement, Company includes all subsidiaries or affiliates of the Company to the extent it is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

2.05	CONSTRUCTIVE TERMINATION. The term “Constructive Termination” means termination of employment by reason of Executive’s resignation for any one or more of the following events:

a.	Executive’s resignation or retirement is requested by the Company other than for Cause;

b.	A significant and material diminution in Executive’s duties and responsibilities and which diminution would degrade, embarrass or otherwise make it unreasonable for Executive to remain in the employment of the Company;

c.	Any reduction in Executive’s total base salary or material reduction in benefits from that provided in the Compensation and Benefits Section hereof, unless such reduction is generally applicable to all similarly situated executives of the Company;

d.	The material breach by the Company of any other provision of the Agreement;

e.	Any requirement of the Company that Executive relocate more than 50 miles from downtown Houston, Texas; or

f.	Notice by the Company of non-renewal of the Agreement contrary to the wishes of Executive.

Notwithstanding any provision to the contrary, in order for Executive’s resignation to be deemed a Constructive Termination, (A) Executive must provide a written notice to the Company that Executive intends to terminate his employment with the Company within 60 days following the occurrence of the event that Executive claims constitutes a Constructive Termination; (B) the written notice must describe the event constituting the Constructive Termination in reasonable detail and (C) within 30 days after receiving such notice from Executive, the Company must fail to reinstate Executive to the position he was in, or otherwise cure the circumstances giving rise to the Constructive Termination.

2.06	CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.07	DISABILITY. The term “Disability” means physical or mental incapacity qualifying Executive for a long-term disability under the Company’s long-term disability plan if and when implemented. If no such plan exists on the Effective Date, the term “Disability” means physical or mental incapacity as determined by a doctor jointly selected by Executive and the Board qualifying Executive for long-term disability under reasonable employment standards.

2.08	EFFECTIVE DATE. This Agreement becomes effective and binding as of the date fully executed by both Parties hereto as set forth on the signature page below.

2.09	TERMINATION. The term “Termination” shall mean termination of the employment of Executive (including by reason of death, Disability and Constructive Termination) for any reason other than Cause or Voluntary Resignation. Notwithstanding any provision hereof to the contrary, the Company shall have the right to terminate Executive’s employment at any time during the Employment Period, as defined below (including any extended term).

2.10	VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means termination of employment with the Company by Executive for any reason other than death, Disability or a Constructive Termination.

III.	EMPLOYMENT.

3.01	EMPLOYMENT. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company, or such other position as the Company and Executive may mutually agree, and Executive shall have such authority and shall perform such responsibilities as are commensurate with such position. Except as otherwise provided in this Agreement, the Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, for the Employment Period (as defined below).

3.02	BEST EFFORTS AND OTHER EMPLOYMENT OF EXECUTIVE.

a.	Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at Houston, Texas, and such other place or places within or without the State of Texas as the Company and Executive shall agree.

b.

Executive shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Executive performed for the Company. Such employment shall be considered “full time” employment. Executive shall also have the right to devote such incidental and immaterial amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities hereunder. Executive shall have the right to make investments in any business provided such investment does not result in a violation of the Non-Competition Section of the Agreement.

3.03	TERM OF EMPLOYMENT. Executive’s employment will be for a term ending on the second anniversary of the Effective Date (the “Employment Period”); thereafter, the Employment Period will be automatically extended for successive terms of one (1) year each commencing on each anniversary of the Effective Date, provided, however, that the Company or Executive may give written notice to the other, at least ninety (90) days in advance, that the Agreement will not be renewed or continued after the next following anniversary of the Effective Date. All extended employment terms will be considered to be within the Employment Period while Executive is employed with the Company. Immediately upon termination of employment with the Company, Executive agrees to resign from all officer and director positions held with the Company and its affiliates.

3.04	COMPENSATION AND BENEFITS. During the Employment Period, Executive shall receive the following compensation and benefits:

a.	Executive shall receive an annual base salary of not less than his annual base salary effective as of the date hereof, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company’s regular executive compensation practices. Executive’s salary will be reviewed at least annually by the Compensation Committee of the Board.

b.	Subject to the Company’s discretion, Executive shall be eligible to participate on a reasonable basis, and to continue his existing participation, in annual bonus and other incentive compensation plans which provide opportunities to receive compensation in addition to his annual base salary. Furthermore, Executive will be entitled to participate in employee welfare and qualified plans (including, but not limited to, medical, life, health, accident and disability insurance and disability benefits) and to receive perquisites which are offered by the Company in its exclusive discretion.

c.	Executive shall receive no fewer than 20 paid vacation days each year.

3.05

TERMINATION WITHOUT CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Executive at any time during the Employment Period (including any extended term). In the event of any

Termination, if the Termination does not entitle Executive to payments and benefits under Article IV, the Company shall, within thirty (30) days following such Termination and in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”), pay and provide to Executive (or his Executor, Administrator or Estate in the event of death, as soon as reasonably practical):

a.	An amount equal to two (2) full years of his annual base salary, which base salary is here defined as twelve (12) times the then current monthly salary in effect for Executive and all other benefits due him based upon the salary in effect on the date of Termination (but not less than the highest annual base salary paid to Executive during any of the three (3) years immediately preceding his date of Termination). There shall be deducted only such amounts as may be required by law to be withheld for taxes and other applicable deductions.

b.	The Company shall provide to Executive for a period of two (2) full years following the date of Termination, life, health and accident insurance coverages upon the same terms on which they are provided to active employees of the Company.

c.	An amount equal to two (2) times the target award for Executive under the Company’s annual bonus plan for the fiscal year in which termination occurs.

d.	All life, health, hospitalization, medical and accident benefits available to Executive’s spouse and dependents shall continue for the same term as Executive’s benefits. If Executive dies, all benefits will be provided for a term of two (2) years (or three (3) years if Article IV applies) after the date of death of Executive.

e.	All outstanding stock options and equity awards held by Executive will immediately vest and, to the extent greater than the period of time specified in the underlying award, the time for exercising any option will extend until the earlier to occur of (i) one (1) year after the date of Executive’s Termination or (ii) the maximum period permitted under Section 409A (as hereinafter defined); provided, however, that in no event shall the time for exercising an option extend beyond the original term of the option.

f.	The Company’s obligation under this Section to continue to pay or provide health care, life and accident insurance to Executive, Executive’s spouse and Executive’s dependents shall be reduced when and to the extent any of such benefits are paid or provided to Executive by another employer, provided that Executive shall have all rights afforded to retirees to convert group insurance coverage to the individual insurance coverage as, to the extent of, and whenever his group insurance coverage under this Section is reduced or expires. Apart from this subparagraph, Executive shall have and be subject to no obligation to mitigate.

g.	The Company shall deduct applicable withholding taxes in performing its obligations under this Section.

A sample form of Release is attached as Exhibit A. Executive acknowledges that the Company retains the right to modify the required form of the Release as the Company deems reasonably necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors and to delay payment until timely execution of the Release without revocation.

In the event of Executive’s Termination without a Change in Control, Executive is entitled only to the termination payments and benefits described in this Section 3.05. To the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Executive under any other plan or under another agreement between the Company and Executive, the rights of Executive under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.

IV.	CHANGE IN CONTROL.

4.01	EXTENSION OF EMPLOYMENT PERIOD. Upon any Change in Control the Employment Period shall be immediately and without further action extended for a term of three (3) years following the Effective Date of the Change in Control and will expire at 12:00 o’clock midnight on the last day of the month following three (3) years after the Change in Control. Thereafter, the Employment Period will be extended for successive terms of one (1) year each, unless terminated, all in the manner specified in Section 3.03.

4.02	CHANGE IN CONTROL, TERMINATION PAYMENTS AND BENEFITS. In the event of Executive’s Termination within three (3) years following a Change in Control, Executive will receive the payments and benefits specified in the “Termination without Change in Control” Section in the same time and manner therein specified except as amended and modified below:

a.	The salary and benefits specified in Section 3.05a will be paid based upon a multiple of three (3) years (instead of two (2) years).

b.	Life, health and accident insurance specified in Section 3.05b will be provided until (i) Executive becomes reemployed and receives similar benefits from a new employer, or (ii) three (3) years after the date of Termination, whichever is earlier.

c.	An amount equal to three (3) times the maximum award that Executive could receive under the Company’s annual bonus plan for the fiscal year in which the termination occurs, instead of the benefits provided in Section 3.05c hereof.

d.	All other rights and benefits specified in Section 3.05.

In the event of Executive’s Termination within three (3) years following a Change in Control or resignation under Section 4.03, Executive is entitled only to the termination payments and benefits described in this Section 4.02.

4.03	VOLUNTARY RESIGNATION UPON CHANGE IN CONTROL. If Executive voluntarily resigns his employment at any time during the thirty (30) calendar day period which begins on the date that is six (6) months after the date of a Change in Control (whether or not the Company may be alleging the right to terminate employment for cause), Executive will receive the same payments, compensation and benefits as if there was a Termination of Executive on the date of his resignation after the Change in Control.

V.	NON-COMPETITION AND CONFIDENTIALITY.

5.01	CONSIDERATION. Executive recognizes and agrees that all of the businesses in which the Company is engaged are highly competitive and that the Company’s trade secrets and other confidential information, along with personal contacts, are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company.

a.	Executive, therefore, agrees that in exchange for the Company providing and continuing to provide trade secrets and other confidential information, Executive agrees to the non-competition and confidentiality obligations and covenants outlined in this Article V and that absent his agreement to these obligations and covenants, the Company will not now provide and will not continue to provide him with trade secrets and other confidential information.

b.	In addition to the consideration described in Section 5.01a, the Parties agree that (i) fifteen percent (15%) of Executive’s base salary and bonus, if any, paid and to be paid to Executive and (ii) one hundred percent (100%) of the payments and benefits, including Executive’s right to receive the same, under Sections 3.05 and 4.02, as applicable, shall constitute additional consideration for the non-competition and confidentiality agreements set forth herein.

5.02	NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Executive agrees that during his employment with the Company and for a period of two (2) years after he is no longer employed by the Company (unless his employment is terminated after a Change in Control with the right to payments and benefits under Article IV, in which event there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Executive), Executive will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

a.	work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in Section 5.02(e) and (ii) actually competes with the Company; provided, however, that Executive may request that the Company waive the restrictions of this Section 5.02(a) such that Executive may perform consulting services, which request and waiver the Company may consider in its sole discretion; or

b.	provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Executive had direct or indirect supervision or control, within one (1) year preceding Executive’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the one (1) year preceding such termination from whom the Company had solicited business during such one (1) year; or

c.	actively solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.	directly or indirectly (i) influence the employment of, or engagement in any contract for services or work to be performed by, or (ii) otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the date of termination of employment of Executive with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier; provided however, Executive can seek written consent from the Company to hire an officer, director, employee or individual who has terminated employment with the Company, and Company consent will not be unreasonably withheld.

The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.

5.03

CONFIDENTIALITY/PROTECTION OF INFORMATION. Executive acknowledges that his employment with the Company has in the past and will, of necessity, continue to provide him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Executive will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Executive may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Executive’s duties as an employee of the Company, and Executive may not make any use of any information of the Company after he is no longer an employee of the Company. Executive agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the Parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Executive further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Executive, which contain any information relating to the Company’s business, and Executive agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in the Agreement shall prevent Executive from complying with applicable federal and/or state laws.

5.04	COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Executive herein, it is expressly agreed that:

a.	the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article V are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under this Agreement is not illusory;

c.	the consideration given by the Company under this Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Executive, gives rise to the Company’s interest in restraining and prohibiting Executive from engaging in the unfair competition prohibited by Section 5.02 and Executive’s promise not to engage in the unfair competition prohibited by Section 5.02 is designed to enforce Executive’s consideration (or return promises), including, without limitation, Executive’s promise to not use or disclose confidential information or trade secrets; and

d.	the injury suffered by the Company by a violation of any obligation or covenant in this Article V of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article V of the Agreement, accordingly:

(i)	the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Executive from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Executive from divulging any confidential information; and

(ii)	compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Executive, subject to the other provisions hereof.

5.05	TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY. If Executive materially violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Executive agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Section 3.05 of the Agreement, subject to the provision of Section 6.01 hereof. If Executive is terminated after a Change in Control with the right to payments and benefits under Article IV, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Executive will not be bound by the non-competition provisions hereof.

5.06	REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether Executive violated such obligation and covenant will be based solely on the limitation as reformed.

5.07	RETURN OF CONSIDERATION. Executive specifically recognizes and affirms that the non-competition obligations set out in Section 5.02 are material and important terms of this Agreement, and Executive further agrees that should all or any part of the non-competition obligations described in Section 5.02 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between Executive and the Company, the Company shall be entitled to the immediate return and receipt from Executive of all consideration described in Section 5.01b, including interest on all amounts paid to Executive under Section 5.01b at the maximum lawful rate.

VI.	GENERAL.

6.01	INDEMNIFICATION. If Executive shall obtain any money award or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision of the Agreement, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorney’s fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements up to a maximum of $100,000.00 in connection with such litigation.

6.02	INCOME, EXCISE OR OTHER TAX LIABILITY. Executive will be liable for and will pay all income tax liability by virtue of any payments made to Executive under this Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the “golden parachute” or excess payment provisions of the Internal Revenue Code of the United States, which would cause additional tax liability to be imposed. If any additional income tax, excise or other taxes are imposed on any amount or payment in the nature of compensation paid or provided to or on behalf of Executive, the Company shall “gross up” Executive for such tax liability by paying to Executive an amount sufficient so that after payment of all such taxes so imposed, Executive’s position on an after-tax basis is what it would have been had no such additional taxes been imposed. Executive will cooperate with the company to minimize the tax consequences to Executive and to the Company so long as the actions proposed to be taken by the Company do not cause any additional tax consequences to Executive and do not prolong or delay the time that payments are to be made, or the amount of payments to be made, unless Executive consents, in writing, to any delay or deferment of payment.

6.03	PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Executive is for Cause and is not after a Change in Control, the Company will have the right to withhold all payments other than (i) what is accrued and owing under the terms of any employee benefit plan maintained by the Company and (ii) those specified in Section 6.01; provided, however, that if a final judgment is entered finding that Cause did not exist for termination, the Company will pay all benefits to Executive to which he would have been entitled had the termination not been for Cause, plus interest on all amounts withheld from Executive at the rate specified for judgments under Article 5069-1.05 V.A.T.S. but not less than ten percent (10%) per annum. If the termination for Cause occurs after a Change in Control, the Company shall have no right to suspend or withhold payments to Executive under any provision of this Agreement until or unless a final judgment is entered upholding the Company’s determination that the termination was for Cause, in which event Executive will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under Article 5069-1.05 V.A.T.S.

6.04	SECTION 409A. If and to the extent Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”) is applicable to any payment under the Agreement, notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply:

a.

If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 6.04, any payments payable as a result of Executive’s Termination (other than death or Disability) shall not be payable before the earlier of (i) the date that is six months after Executive’s Termination, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 6.04a shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s Termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A. Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Executive is a “key employee” as defined in Section 416(i) of the Internal Revenue Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.

b.	If any provision of the Agreement would result in the imposition of an applicable tax under Section 409A, Executive and the Company agree that such provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Executive’s rights or benefits hereunder.

6.05	NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Executive’s participation in other benefits available to executive personnel generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Executive would be entitled but for this Agreement.

6.06	NOTICES. Notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, return receipt requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System, (ii) by facsimile transmission if the receiver acknowledges receipt; (iii) by Federal Express or other expedited delivery service provided that acknowledgement of receipt is received and retained by the deliverer and furnished to the sender, if to Executive, at the last address he has filed in writing with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.07	NON-ALIENATION. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Executive lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of Executive, his beneficiary under Section 6.09 or, if none, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

6.08	ENTIRE AGREEMENT: AMENDMENT. Except as otherwise expressly set forth herein, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other persons to any such amendment, waiver or discharge shall not be required.

6.09

SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors or assigns, by operation of law or otherwise including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor to assume and agree to perform this Agreement. Except as otherwise provided herein this Agreement shall be binding upon and inure to the benefit of Executive and his legal representatives, heirs, and assigns, provided however, that in the event of Executive’s death prior to payment or distribution of all amounts, distributions, and benefits due him hereunder, each such unpaid amount and distribution shall be paid in accordance with this Agreement to the person or persons designated by Executive, to the Company, to receive such payment or distribution and in the event Executive has made no applicable designation, to his estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of all of the parts unless the Agreement is assigned in accordance with this Section.

6.10	GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Texas.

6.11	VENUE. To the extent permitted by applicable state and federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.

6.12	HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

6.13	SEVERABILITY; PARTIAL INVALIDITY. In the event that any provision, portion or section of the Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the Parties hereto, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

6.14	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

6.15	NO WAIVER. Executive’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee, the Company has caused these presents to be executed in its name and on its behalf.

Executed in multiple originals and/or counterparts as of the dates specified below.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:
Name:	Date
Title:

ATTEST:

Name:
Title:

EXECUTIVE:

Date

Exhibit A

WAIVER AND RELEASE

This Waiver and Release (this “Waiver and Release”) is entered into by Transmeridian Exploration Incorporated (the “Company”) and                      (the “Executive”) effective as of the date the Executive signs this Waiver and Release as set forth below.

In connection with the Executive’s separation from employment with the Company effective                     , 20    , the Company agrees to pay the Executive the consideration and benefits provided in the Executive Employment Agreement dated as of                     , 2007 between the Executive and the Company, less any applicable tax withholdings.

In exchange for the consideration offered hereinabove, the Executive hereby agrees as follows:

The Executive does hereby waive any and all claims against and release the Company, its affiliates and its subsidiaries and each of their directors and officers, executives and agents, and benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages he may have against any of them.

The Executive understands that signing this Waiver and Release is an important legal act. The Executive acknowledges that the Company has advised him in writing to consult an attorney before signing this Waiver and Release. The Executive further acknowledges that the Executive was given 21 calendar days after the date this Waiver and Release was furnished to him to consider whether to sign and return the Waiver and Release to the Company.

In exchange for the consideration offered to the Executive hereinabove, the Executive agrees not to sue or file any action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company, and the Executive knowingly and voluntarily waives all claims and releases the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; and/or contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

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Exhibit A

The Executive understands that for a period of seven (7) calendar days following his signing this Waiver and Release (the “Waiver Revocation Period”), the Executive may revoke his acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the Company at 397 N. Sam Houston Pkwy. E., Suite 300, Houston, Texas, Attention: General Counsel, in which case the Waiver and Release will not become effective. In the event the Executive revokes his acceptance of this offer, the Company shall have no obligation to provide him the consideration offered hereinabove. The Executive understands that failure to revoke his acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

The Executive acknowledges that he has read this Waiver and Release, has had an opportunity to ask questions and have it explained to him and that the Executive understands that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action the Executive might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release. This Waiver and Release will be governed by the laws of the State of Texas.

By execution of this document, the Executive does not waive or release or otherwise relinquish any legal rights the Executive may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

IN WITNESS WHEREOF, the undersigned TRANSMERIDIAN EXPLORATION INCORPORATED has executed this Waiver and Release as of the          day of                         , 20    .

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	Attest:
Name:	Name:
Title:	Title:

AGREED TO AND ACCEPTED this
day of , 20 .

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